Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

NAVTEQ B.V.

NAVTEQ CORPORATION

PICTURE MAP INTERNATIONAL CO., LTD.

and

ALL SHAREHOLDERS

of

PICTURE MAP INTERNATIONAL CO., LTD.

dated as of

July 8, 2005

TABLE OF CONTENTS

Sections

1.	Definitions
2.	Purchase of Purchased Shares
	2.1	Purchase and Sale of Purchased Shares
	2.2	Purchase Price
	2.3	Remittance of Purchase Price
3.	Closing
	3.1	Place of Closing
	3.2	Effectiveness of the Closing
	3.3	Documents
4.	Purchase of NAVTEQ Stock
	4.1	Issuance
	4.2	Purchase
	4.3	Registration
	4.4	Restrictions on Transfer; Legends
5.	Post-Closing Adjustment of the Purchase Price
	5.1	Closing Balance Sheet
	5.2	Resolution of Disputes
	5.3	Purchase Price Adjustment
6.	Escrow
	6.1	Escrow Agreement
	6.2	Escrow Amount
7.	Representations and Warranties of Sellers
	7.1	Organization, Authority and Qualification of Sellers
	7.2	Ownership of the Purchased Shares
	7.3	No Conflict
	7.4	Consents and Approvals
	7.5	Brokers
	7.6	Full Disclosure
8.	Representations and Warranties of the Company
	8.1	Organization, Authority and Qualification of the Company
	8.2	Capital Stock of the Company

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	8.3	Subsidiaries
	8.4	Corporate Books and Records
	8.5	No Conflict
	8.6	Consents and Approvals
	8.7	Financial Statements and Books and Records
	8.8	No Undisclosed Liabilities
	8.9	Accounts Receivable
	8.10	Permits
	8.11	Conduct in the Ordinary Course of Business; Absence of Certain Changes, Events and Conditions
	8.12	Customers, Distributors and Suppliers
	8.13	Related Party Transactions
	8.14	Litigation
	8.15	Compliance with Laws
	8.16	Material Contracts
	8.17	Intellectual Property
	8.18	Real Property
	8.19	Tangible Personal Property
	8.20	Inventories
	8.21	Assets
	8.22	Employee Benefit Matters
	8.23	Labor Matters
	8.24	Taxes
	8.25	Insurance
	8.26	Environment
	8.27	Product Liability and Product Warranty
	8.28	Brokers
	8.29	Full Disclosure
9.	Representations and Warranties of Purchaser and NAVTEQ
	9.1	Organization
	9.2	Authority
	9.3	NVT Stock
	9.4	No Conflict
	9.5	Brokers

	9.6	Investigation and Evaluation
	9.7	SEC Filings; Financial Statements
10.	Covenants of Sellers and the Company
	10.1	Conduct of Business
	10.2	Access
	10.3	Authorizations
	10.4	Conditions
	10.5	No Shop
11.	Covenants of Purchaser and NAVTEQ
	11.1	Conditions
	11.2	Foreign Investment Report
	11.3	Employees
12.	Conditions for the Benefit of Purchaser and NAVTEQ
	12.1	Representations and Warranties
	12.2	Fulfillment of Covenants
	12.3	Corporate Actions of Purchaser
	12.4	Third Party Authorizations
	12.5	Employment Agreement
	12.6	Payment Agency Agreement
	12.7	Escrow Agreement
	12.8	Subscription and Registration Rights Agreements
	12.9	Stock Options
	12.10	Assignment of Patents
	12.11	Proprietary Information and Inventions Agreement
	12.12	Resignation of Directors and Statutory Auditor
	12.13	Opinion of Counsel
	12.14	Purchaser’s Option
13.	Conditions for the Benefit of Sellers
	13.1	Representations and Warranties
	13.2	Fulfillment of Covenants
	13.3	Foreign Investment Report
	13.4	Sellers’ Option
14.	Indemnification by Sellers
	14.1	Indemnification by Certain Sellers

	14.2	Reimbursement
	14.3	Basket and Cap
	14.4	Indemnification by Other Sellers
	14.5	Claim for Indemnification
15.	Indemnification by Purchaser
	15.1	Indemnification
	15.2	Reimbursement
	15.3	Claim for Indemnification
	15.4	Basket and Cap
16.	Survival of Representations, Warranties, Covenants and Indemnification Obligations
	16.1	General
	16.2	Survival of Tax Liabilities
17.	Appointment of Representative
	17.1	Appointment
	17.2	Authority
18.	Miscellaneous
	18.1	Commission
	18.2	Election of Remedies
	18.3	Expenses
	18.4	Further Assurances
	18.5	Entire Agreement
	18.6	Incorporation by Reference
	18.7	Modifications
	18.8	Waiver
	18.9	Assignment
	18.10	Severability
	18.11	Governing Law
	18.12	Arbitration
	18.13	Notices
	18.14	Counterparts
	18.15	Captions
	18.16	Number and Gender
	18.17	Confidentiality

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18.18	Language

Exhibits

Exhibit 2.2	Payment Agency Agreement
Exhibit 4.1	Subscription and Registration Rights Agreement
Exhibit 6.1	Escrow Agreement
Exhibit 12.10	Patents Assignment Agreement
Exhibit 12.11	Proprietary Information and Inventions Agreement
Exhibit 12.12	Resignation

Schedules

Schedule C	Share Ownership
Schedule C-1	Purchase Price Allocation
Schedule 1.34	Key Employees
Schedule 4.1	Delivery Details
Schedule 8.2	Options
Schedule 8.6	Consents and Approvals
Schedule 8.7	Financial Statements
Schedule 8.9	Accounts Receivable
Schedule 8.10	Permits
Schedule 8.11	Absence of Certain Changes
Schedule 8.12	Customers, Distributors and Suppliers
Schedule 8.13	Related Party Transactions
Schedule 8.14	Litigation
Schedule 8.16(a)	Material Contracts
Schedule 8.17(a)	Intellectual Property
Schedule 8.18	Real Property
Schedule 8.19	Tangible Personal Property
Schedule 8.21(a)	Encumbrances
Schedule 8.25	Insurance
Schedule 8.27	Product Liability and Product Warranty
Schedule 12.10	Assignment of Patents

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of July 8, 2005, by and among:

(a)                                  NAVTEQ B.V., a corporation organized and existing under the laws of the Netherlands (“Purchaser”);

(b)                                 NAVTEQ Corporation, a corporation organized and existing under the laws of the State of Delaware, U.S.A. (“NAVTEQ”);

(c)                                  Picture Map International Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea (the “Company”); and

(d)                                 all of the shareholders of the Company, which are identified in Schedule C of this Agreement (collectively, “Sellers,” and individually, “Seller”).

RECITALS

A.                                   The Company is engaged in the Business.

B.                                     As of the date hereof, the Company has total authorized capital of ten million (10,000,000) shares of stock with a par value of five hundred Korean won (KW500) per share, and total issued and outstanding capital of two million three hundred ninety-nine thousand one hundred sixty (2,399,160) shares of common stock with a par value of five hundred Korean won (KW500) per share and one hundred fifty-three thousand eight hundred sixty (153,860) shares of preferred stock with a par value of five hundred Korean won (KW500) per share.

C.                                     As of the date hereof, Sellers own the number of shares of common and preferred stock of the Company set forth in Schedule C, which constitute all of the issued and outstanding shares of stock of the Company, including any and all outstanding options related thereto (the “Purchased Shares”).

D.                                    Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, the Purchased Shares, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions

As used in this Agreement, the following terms shall have the following meanings, unless the context clearly requires otherwise:

1.1                                 The terms defined hereinabove shall have the meaning set forth therein.

1.2                                 “Action” shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

1.3                                 “Ancillary Agreements” shall mean the Subscription and Registration Rights Agreement, Escrow Agreement, Payment Agency Agreement, Patents Assignment Agreement and Employment Agreement.

1.4                                 “Assets” shall have the meaning set forth in Section 8.21(a).

1.5                                 “Audited Financial Statements” shall mean the financial statements of the Company, consisting of audited balance sheets and statements of income and cash flow of the Company, audited by independent public accountants, in accordance with generally accepted auditing standards in Korea, for its fiscal years ended as of December 31, 2002, December 31, 2003 and December 31, 2004.

1.6                                 “Business” shall mean the business of licensing and distributing digital geographic maps of Korea, navigation software applications, and related hardware and middle-ware, and providing related products and services, and all other businesses which have been conducted by the Company on or prior to the date hereof.

1.7                                 “Certain Sellers” shall mean Yong Won Lee, Jong Seok Baek, Sa Min Kim and Sang Ho Yoon.

1.8                                 “Closing” shall mean the consummation of the transaction under Section 2.

1.9                                 “Closing Balance Sheet” shall mean the balance sheet (including the related notes and schedules thereto) of the Company, to be prepared in accordance with Korean GAAP pursuant to Section 5.1 and to be dated as of the Closing Date.

1.10                           “Closing Date” shall mean July 8, 2005, or such other date as may be agreed in writing by Purchaser and the Sellers’ Representative.

1.11                           “Closing Payment” shall have the meaning set forth in Section 2.2.

1.12                           “Company Net Debt” shall mean the Company’s total Debt outstanding less cash and equivalents as determined in accordance with Korean GAAP.

1.13                           “Company Working Capital” shall mean the Company’s current assets less current liabilities as determined in accordance with Korean GAAP.

1.14                           “Debt” shall mean all indebtedness of the Company for any borrowed money.

1.15                           “Deferred Payment” shall mean US$500,000.

1.16                           “Dispute Notice” shall have the meaning set forth in Section 5.2(a).

1.17                           “Employee Plan” shall mean all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, all employment rules or regulations, employee handbook, and all employment, termination, severance or other contracts, agreements or commitments to which the Company is a party or otherwise obligated, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company; provided, however, that the Employee Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which the Company has no present or potential liability.

1.18                           “Employment Agreement” shall have the meaning set forth in Section 12.5.

1.19                           “Encumbrance” shall mean any security interest, pledge, mortgage, lien (including without limitation environmental and tax liens), option, charge, encumbrance, claim, preferential arrangement or restriction of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

1.20                           “Environmental Law” shall mean any Law relating to industrial hygiene, occupational safety conditions, environmental conditions, land use, water and air quality and Hazardous Materials.

1.21                           “Escrow Agent” shall have the meaning set forth in Section 6.1.

1.22                           “Escrow Agreement” shall have the meaning set forth in Section 6.1.

1.23                           “Escrow Amount” shall have the meaning set forth in Section 6.1.

1.24                           “Exchange Act” shall mean the United States Securities and Exchange Act of 1934, as amended.

1.25                           “Excess Net Debt” shall have the meaning set forth in Section 5.3(a).

1.26                           “Financial Statements” shall mean the Audited Financial Statements and the Interim Financial Statements.

1.27                           “Governmental Authority” shall mean any Korean national, provincial or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

1.28                           “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

1.29                           “Hazardous Materials” shall mean any substance listed, defined, designated or otherwise classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

1.30                           “Indebtedness” shall mean, with respect to any Person; (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such

Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with Korean GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or (iv) otherwise to assure a creditor against loss, and all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including without limitation accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

1.31                           “Independent Accountants” shall have the meaning set forth in Section 5.2(b).

1.32                           “Intellectual Property” shall mean (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) national and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including without limitation all marks registered in the Korean Intellectual Property Office and in the trademark offices of other nations throughout the world, and all rights therein provided by international treaties or conventions; (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (f) computer software, including without limitation source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation; (g) trade secrets and confidential, technical and business information (including ideas, formulas, processes, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice); (h) whether or not confidential, technology (including know-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (i) copies and tangible embodiments of all the foregoing, in whatever form or medium; (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (k) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

1.33                           “Interim Financial Statements” shall mean the unaudited balance sheet and statement of income of the Company for the period beginning with January 1, 2005, and ending with the last day of the second calendar month preceding the Closing.

1.34                           “Key Employees” shall mean the employees of the Company listed in Schedule 1.34.

1.35                           “Knowledge,” when used with respect to the Company, means the actual or constructive knowledge, after due inquiry, of all directors, auditors, officers and employees of the Company (except for the employees below the level of assistant manager).

1.36                           “Korea” shall mean the Republic of Korea.

1.37                           “Korean GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in Korea.

1.38                           “Law” shall mean any national, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

1.39                           “Leased Real Property” shall mean the Real Property leased by the Company, as described in Schedule 8.18.

1.40                           “Liabilities” shall mean any and all debts, liabilities and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, liquidated or unliquidated, or determined or determinable, including without limitation those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

1.41                           “Licensed Intellectual Property” shall mean all Intellectual Property licensed or sublicensed to the Company from a third party.

1.42                           “Losses” shall have the meaning set forth in Section 14.1.

1.43                           “Material Adverse Effect” shall mean any circumstance, change in, or effect on the Business or the Company that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business or the Company: (a) is materially adverse to the Business, Assets, Liabilities, results of operations or the condition (financial or otherwise) of the Company; or (b) would materially adversely affect the ability of Purchaser or the Company to operate or conduct the Business in the manner in which it is currently operated or conducted by Sellers or the Company.

1.44                           “Material Contracts” shall mean the contracts and agreements (including without limitation oral and informal arrangements) of the Company described in Section 8.16(a) or listed in Schedule 8.16(a), and all agreements relating to Intellectual Property set forth in Schedule 8.17(a).

1.45                           “NVT Stock” shall have the meaning set forth in Section 4.1.

1.46                           “Ordinary Course of Business” shall mean the ordinary course of business of the Company consistent with past custom and practice.

1.47                           “Owned Intellectual Property” shall mean all Intellectual Property in and to which the Company holds, or has a right to hold, right, title and interest.

1.48                           “Patents Assignment Agreement” shall have the meaning set forth in Section 12.10.

1.49                           “Payment Agent” shall have the meaning set forth in Section 2.2.

1.50                           “Party” shall mean any of the parties hereto, and “Parties” shall mean all of the parties hereto.

1.51                           “Payment Agency Agreement” shall have the meaning set forth in Section 2.2.

1.52                           “Permits” shall mean all governmental licenses, approvals, registrations, permits, certificates and other authorizations, and applications therefor.

1.53                           “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, including without limitation any Governmental Authority.

1.54                           “Purchased Shares” shall have the meaning set forth in the Recital.

1.55                           “Real Property” shall mean the real property owned or leased by the Company.

1.56                           “Registration Statement” shall have the meaning set forth in Section 4.3.

1.57                           “Securities Act” shall have the meaning set forth in Section 4.3.

1.58                           “Securities and Exchange Commission” or “SEC” shall have the meaning set forth in Section 4.3.

1.59                           “Sellers’ Representative” shall have the meaning set forth in Section 17.1.

1.60                           “Subscription and Registration Rights Agreement” shall have the meaning set forth in Section 4.1.

1.61                           “Tangible Personal Property” shall have the meaning set forth in Section 8.19.

1.62                           “Tax” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, assessments, and other charges of any kind (together with any and all interest, penalties,

additions to tax and additional amounts imposed with respect thereto) imposed by any Tax Authority.

1.63                           “Tax Authority” shall mean the tax authority of Korea and any other applicable tax authority.

1.64                           “U.S. GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in the United States.

1.65                           “Working Capital Shortfall” shall have the meaning set forth in Section 5.3(a).

2.                                       Purchase of Purchased Shares

2.1                                 Purchase and Sale of Purchased Shares. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Sellers shall sell and deliver to Purchaser, and Purchaser shall purchase from Sellers and pay therefor, the Purchased Shares, free and clear of any and all Encumbrances and in suitable form for transfer to Purchaser.

2.2                                 Purchase Price.  The aggregate purchase price for the Purchased Shares shall be twenty-eight million five hundred thousand U.S. dollars (US$28,500,000) (the “Purchase Price”), divided into (i) the Purchase Price minus the Deferred Payment (the “Closing Payment”), to be paid at the Closing, and (ii) the Deferred Payment (without any interest thereon), less any amount paid or payable pursuant to a bona fide claim from the Deferred Payment pursuant to Section 14.5, to be paid to Mr. Yong Won Lee on the two (2) year anniversary of the Closing Date.  All such payments shall be payable in immediately available funds by wire transfer.  The Closing Payment shall be paid in accordance with the payment agency agreement to be entered into among Sellers, Purchaser and ABN AMRO N.V. Seoul Branch, as payment agent (the “Payment Agent”) at or prior to the Closing in the form attached hereto as Exhibit 2.2 (the “Payment Agency Agreement”).  The Purchase Price shall be subject to the adjustment provided for under Section 5.  The Purchase Price shall be allocated among the Sellers as set forth in Schedule C-1.

2.3                                 Remittance of Purchase Price.  On the Closing Date, the Closing Payment shall be delivered to the Payment Agent, in accordance with the Payment Agency Agreement, pursuant to which the Payment Agent shall accept payment of the Closing Payment on behalf of Sellers and shall remit the Closing Payment in the following manner:

(a)                                                          As soon as practicable after the Closing Date, the Payment Agent shall cause (i) fifteen percent (15%) of the Purchase Price to be remitted to NAVTEQ directly and (ii) fifty-five percent (55%) of the Purchase Price to be remitted to NAVTEQ through Korea Investment Securities Co., Ltd., in both cases in immediately available funds by wire transfer in accordance with the Payment Agency Agreement to fulfill the obligations of Sellers as set forth in Section 4.2; and

(b)                                                         Immediately upon receipt of such remittance by NAVTEQ, the Payment Agent shall release the remaining amount of the Purchase Price (less applicable fees) to Sellers in cash in the amounts set forth in Schedule C-1 of the Payment Agency Agreement.

(c)                                                          Any costs and expenses incurred by the Payment Agent and Korea Investment Securities Co., Ltd. in connection with the transactions contemplated by this Agreement shall be shared equally by Purchaser, on the one hand, and Sellers, on the other hand.

3.                                       Closing

3.1                                 Place of Closing.  The Closing shall be effected at the offices of Kim, Choi & Lim, 80-6, Susong-dong, Chongro-ku, Seoul, Korea, or such other place as may be agreed in writing by Purchaser and the Sellers’ Representative, on the Closing Date.

3.2                                 Effectiveness of the Closing.  The Closing will be effective as of the close of business on the Closing Date, provided that all of the transactions contemplated by Sections 2, 3 and 4 have been consummated.  If the transactions contemplated by Sections 2, 3 and 4 have not been consummated within ten (10) business days after the date set forth as the Closing Date, the Parties shall terminate this Agreement and unwind all transactions undertaken pursuant to this Agreement so as to leave the Parties in the same position that they had been in immediately before the Closing Date.

3.3                                 Documents.  On the Closing Date, Sellers shall deliver to Purchaser the original stock certificates representing the Purchased Shares, in suitable form for transfer, and the Parties shall exchange and deliver the certificates, opinions and other documents required under this Agreement, together with such other documents as Purchaser’s counsel and Sellers’ counsel shall deem necessary to effect the Closing.

4.                                       Purchase of NAVTEQ Stock

4.1                                 Issuance.  Each Seller shall execute and deliver a subscription and registration rights agreement (the “Subscription and Registration Rights Agreement”) to NAVTEQ in the form attached hereto as Exhibit 4.1 under which NAVTEQ shall issue and sell to Sellers, and Sellers shall subscribe for and purchase 545,069 newly-issued shares of common stock of NAVTEQ (the “NVT Stock”), which was calculated by taking seventy percent (70%) of each Seller’s portion of the Purchase Price divided by $36.60 (the average closing price of NAVTEQ common stock as quoted on the New York Stock Exchange for the twenty (20) consecutive trading days immediately prior to the Closing Date) and rounding down to the nearest whole share.  Sellers shall execute and deliver such Subscription and Registration Rights Agreement at or prior to the Closing.  NAVTEQ shall deliver (i) the portion of the NVT Stock corresponding to the Escrow Amount to the Escrow Agent according to the Escrow Agreement, and (ii) all other NVT Stock to the address shown in Schedule 4.1.

4.2                                 Purchase.  As soon as practicable after the Closing Date, Sellers shall, or shall cause the Payment Agent to, pay to NAVTEQ an amount equal to seventy percent (70%) of the Purchase Price, which shall be used to purchase the NVT Stock in accordance with the Subscription and Registration Rights Agreement; provided, however, that the NVT Stock shall not include any fractional shares and any portion of the Purchase Price that would have been used for the purchase of any such fractional share shall be immediately returned by wire transfer to the Sellers’ Representative’s account set forth in Schedule C-1 of the Payment Agency Agreement.

4.3                                 Registration.  NAVTEQ shall use commercially reasonable efforts to register the NVT Stock with the United States Securities and Exchange Commission (“SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).  The purpose of such registration is to permit the resale of the NVT Stock in the United States by the Sellers without restrictions imposed on the sale of “restricted securities” under the Securities Act.  The registration will be effected by the filing of a registration statement (the “Registration Statement”) with the SEC as soon as commercially practicable after August 6, 2005.  The rights and obligations of NAVTEQ and Sellers with respect to such registration shall be governed by the Subscription and Registration Rights Agreement.

4.4                                 Restrictions on Transfer; Legends.  Until the Registration Statement has been declared effective by the SEC pursuant to the Securities Act, Sellers may not offer to sell, sell, contract to sell, pledge or otherwise transfer or dispose of, directly or indirectly, the NVT Stock other than pursuant to an available exemption from the registration requirements of the Securities Act.  Share certificates representing shares of NVT Stock issued to the Sellers will contain customary legends restricting the transfer of the NVT Stock and NAVTEQ will notify its transfer agent of such restrictions.  Notwithstanding any registration of the NVT Stock for resale by the Sellers pursuant to the Securities Act or the availability of any exemption from the registration requirements of the Securities Act that would otherwise permit sale of the NVT Stock by the Sellers, the Key Employees of the Company, as a condition precedent to the Closing, undertake and agree not to offer to sell, sell, contract to sell, pledge or otherwise transfer or dispose of, directly or indirectly, the NVT Stock held by such Key Employees until November 1, 2006; provided, however, that if the Registration Statement has been declared effective by the SEC and remains effective or an exemption from the registration requirements of the Securities Act is available, each Key Employee shall be entitled to sell up to thirty-five percent (35%) of the NVT Stock received by such Key Employee pursuant to this Agreement.

5.                                       Post-Closing Adjustment of the Purchase Price

The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 5:

5.1                                 Closing Balance Sheet.  As promptly as practicable after the Closing, but in any event within thirty (30) calendar days following the Closing Date, Sellers shall deliver to Purchaser the Closing Balance Sheet in accordance with Korean GAAP applied on a basis consistent with the preparation of the Audited Financial Statements.  The Closing Balance Sheet will include a determination of the Company Net Debt and the Company Working Capital as of the close of business on the Closing Date.  Sellers will make the work papers and back-up materials used in preparing the Closing Balance Sheet available to Purchaser’s accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Purchaser of the Closing Balance Sheet and (ii) the resolution by Purchaser and Sellers’ Representative of any objections to the Closing Balance Sheet.

5.2                                 Resolution of Disputes.

(a)                                  Within thirty (30) calendar days after Purchaser’s receipt of the Closing Balance Sheet, if Purchaser disputes any matter in the Closing Balance Sheet, Purchaser may so notify Sellers by delivery of a detailed statement describing such objections in writing (the “Dispute Notice”).  If Purchaser does not give a Dispute Notice within thirty (30) calendar days after Purchaser’s receipt of the Closing Balance Sheet, the Closing Balance Sheet shall become final.

(b)                                 If Purchaser gives a Dispute Notice, the Purchaser and Sellers’ Representative shall negotiate in good faith to attempt to resolve the matters specified in the Dispute Notice.  Any matter in the Dispute Notice which is not resolved within thirty (30) calendar days after Sellers’ receipt of the Dispute Notice shall be submitted to one of the “Big Four” international accounting firms to be mutually agreed upon by Sellers and Purchaser (the “Independent Accountants”) to resolve any remaining objections.  The Independent Accountants will resolve any such objections and determine, in accordance with Korean GAAP applied on a basis consistent with the preparation of the Audited Financial Statements, the amounts to be included in the Closing Balance Sheet.  Each Party shall furnish, at its own cost and expense, to the Independent Accountants such documents and information as the Independent Accountants may request.  Each Party may also furnish to the Independent Accountants such other information as it deems relevant with appropriate copies or notification being given to the other Parties.  The fees and expenses of the Independent Accountants shall be shared equally by Sellers and Purchaser.  The Independent Accountants shall promptly render their determination on the disputed matters in writing.  Such determination shall be final and binding upon the Parties, and the Closing Balance Sheet, as modified by the determination of the Independent Accountants, shall be final for all purposes of this Agreement.

5.3                                 Purchase Price Adjustment.

(a)                                  Within ten (10) business days after the date on which the Closing Balance Sheet is finally determined pursuant to Section 5.2, if the Company Net Debt reflected on the Closing Balance Sheet exceeds zero U.S. dollars (US$0) (the amount of such excess, the “Excess Net Debt”) or the Company Working Capital reflected on the Closing Balance Sheet is less than zero U.S. dollars (US$0) (the amount of such shortfall, the “Working Capital Shortfall”), then Sellers will pay to Purchaser an aggregate amount equal to the amount of the Excess Net Debt plus the Working Capital Shortfall.

(b)                                 In the event any payment due pursuant to this Section 5.3 is not timely made within such ten (10) business day period, then such payment shall accrue interest at a rate equal to the maximum rate as permitted by law until the date such payment is made.

(c)                                  Any payment made pursuant to this Section 5.3 will be the exclusive remedy for any adjustment required to be made pursuant to this Section 5.3.

6.                                       Escrow

6.1                                 Escrow Agreement.  At or prior to the Closing, Mr. Yong Won Lee, NAVTEQ and Purchaser shall enter into an escrow agreement in the form attached hereto as Exhibit 6.1 (the “Escrow Agreement”) with LaSalle Bank National Association (the “Escrow Agent”) under which fifteen percent (15%) of the Purchase Price (the “Escrow Amount”)

shall be deposited with the Escrow Agent to be held in escrow and shall include the following terms and conditions:

(a)                                                          fifty percent (50%) of the Escrow Amount, less any amount paid pursuant to Section 14, shall be released to Mr. Yong Won Lee on the two (2) year anniversary of the Closing Date; and

(b)                                                         all remaining Escrow Amount (less any amounts paid pursuant to Section 14 or being held under the terms of the Escrow Agreement) shall be released to Mr. Yong Won Lee on the four (4) year anniversary of the Closing Date.

(c)                                                          any costs and expenses incurred by the Escrow Agent in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by Mr. Yong Won Lee.

6.2                                 Escrow Amount.  Mr. Yong Won Lee shall fund the Escrow Amount on the Closing Date or as soon as practicable thereafter with the NVT Stock.

7.                                       Representations and Warranties of Sellers

As of the date of this Agreement, each Seller severally represents and warrants to, and agrees with, Purchaser and NAVTEQ as follows:

7.1                                 Organization, Authority and Qualification of Sellers.  Each of the Sellers has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which he or it will become a party, to carry out his or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements to which such Seller will become a party have been or will be duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Purchaser and NAVTEQ or such other parties thereto) this Agreement and the Ancillary Agreements, when executed and delivered, will constitute legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms.

7.2                                 Ownership of the Purchased Shares.  Schedule C accurately and correctly sets out the Purchased Shares owned by each Seller.  All of the Purchased Shares are owned by Sellers and are free and clear of any Encumbrances.  The Purchased Shares represent the entire interest of Sellers in the Company, and Sellers have no other interest in the Company, contingent or otherwise.

7.3                                 No Conflict.  The execution, delivery and performance of this Agreement by such Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation (or similar organizational documents), if any, of such Seller; (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to such Seller; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased

Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, sublicense, Permit, franchise or other instrument or arrangement to which such Seller is a party or by which any of the Purchased Shares is bound or affected.

7.4                                 Consents and Approvals.  The execution, delivery and performance of this Agreement by such Seller do not and will not require any consent, approval or authorization of, filing with or notification to any Governmental Authority, creditor or other Person.

7.5                                 Brokers.  No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

7.6                                 Full Disclosure.  No Seller is aware of any facts pertaining to the Company or the Business which materially adversely affect the Company or the Business or which are reasonably likely in the future to result in a Material Adverse Effect on the Company or the Business and which have not been disclosed in this Agreement, the Schedules hereto or the Financial Statements or otherwise disclosed to Purchaser in writing.

8.                                       Representations and Warranties of the Company

As of the date of this Agreement, the Company represents and warrants to, and agrees with, Purchaser and NAVTEQ that:

8.1                                 Organization, Authority and Qualification of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Korea and has all necessary power and authority to own, operate or lease the Assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.  All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its articles of incorporation.  A true and correct copy of the articles of incorporation of the Company, as in effect on the date hereof, has been delivered by the Company to Purchaser.

8.2                                 Capital Stock of the Company.  The Purchased Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and constitute all of the issued and outstanding shares of stock of the Company.  None of the Purchased Shares was issued in violation of any preemptive rights.  Schedule 8.2 lists all options that have been issued by the Company.  All such options have been exercised, and all corresponding shares of stock of the Company have been issued.  Except for such options, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the Purchased Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

8.3                                 Subsidiaries.  The Company has no subsidiaries, proprietary interests or investments in securities, other than those held from time to time as short-term investments for the utilization of idle cash, and does not control, through stock ownership or otherwise, any corporation, partnership, joint venture or other business entity.

8.4                                 Corporate Books and Records.  The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken or subsequently ratified by the stockholders, boards of directors and all committees of the boards of directors of the Company in all material respects.  Complete and accurate copies of all such minute books and of the stock register of the Company have been provided by the Company to Purchaser.

8.5                                 No Conflict.  The execution, delivery and performance of this Agreement by the Company does not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation (or similar organizational documents) of the Company; (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Assets, Business or the Company; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Shares or on any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, sublicense, Permit, franchise or other instrument or arrangement to which the Company is a party or by which any of the Purchased Shares or any of such Assets is bound or affected.

8.6                                 Consents and Approvals.  The execution, delivery and performance of this Agreement by the Company do not and will not require any consent, approval, authorization, filing or notification to any Governmental Authority, creditor or other Person, except as provided in Schedule 8.6, all of which have been acquired or made, as the case may be.

8.7                                 Financial Statements and Books and Records.

(a)                                                          True and complete copies of the Audited Financial Statements and the Interim Financial Statements have been delivered by the Company to Purchaser and are attached as Schedule 8.7.  The Audited Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company; (ii) present fairly the financial condition and results of operations of the Company as of the respective dates thereof or for the respective periods covered thereby; (iii) have been prepared in accordance with Korean GAAP applied on a basis consistent with the past practices of the Company; and (iv) include all adjustments that are necessary for a fair presentation of the consolidated financial condition of the Company and the results of the operations of the Company as of the respective dates thereof or for the respective periods covered thereby; provided, however, that the Interim Financial Statements are subject to normal recurring year-end adjustments and the absence of notes.

(b)                                                         The books of account and other financial records of the Company (i) reflect all items of income and expense and all Assets and Liabilities required to be reflected therein in accordance with Korean GAAP applied on a basis consistent with the past practices of the Company; (ii) are complete and correct, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been maintained in accordance with good accounting practices in all material respects.

8.8                                 No Undisclosed Liabilities.  There are no Liabilities of the Company, other than the Liabilities reflected or reserved against on the Financial Statements and Liabilities that have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business.  Reserves are reflected on the Financial Statements against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with Korean GAAP applied consistently during the periods indicated.  Other than as reflected on the Financial Statements, there are no contracts, agreements, transactions or obligations between Sellers and the Company.  The Company has paid all dividends or other distributions that are or may become payable with respect to the shares of preferred stock of the Company for the periods preceding the Closing Date.

8.9                                 Accounts Receivable.  Except to the extent, if any, reserved for on the Financial Statements or set forth in Schedule 8.9, all accounts receivable reflected on the Financial Statements and all accounts receivable existing on the Closing Date have arisen from the sale of goods or services in the Ordinary Course of Business and, except for those accounts receivable that have been collected, constitute only valid, undisputed claims of the Company which are not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued or returns in the Ordinary Course of Business.  Except as set forth in Schedule 8.9, all accounts receivable reflected on the Financial Statements or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Financial Statements), unless already collected, are or will be as of the Closing Date good and collectible, without resort to litigation or extraordinary collection activity, within ninety (90) days after the Closing Date.

8.10                           Permits.  Schedule 8.10 describes all material Permits from Governmental Authorities necessary to conduct the Business, all of which have been secured and are valid and in full force and effect.  None of such Permits shall be invalidated or become voidable as a result of the consummation of the transactions contemplated hereby.  No consent, approval or notice is necessary in connection with the consummation of the transactions contemplated hereby in order to maintain in full force and effect all of such Permits.  The Company is in material compliance with the terms and conditions of all such Permits.  Except as specified on Schedule 8.10, all such Permits are renewable in the Ordinary Course of Business.

8.11                           Conduct in the Ordinary Course of Business; Absence of Certain Changes, Events and Conditions.  Since January 1, 2005, the Business has been conducted in the Ordinary Course of Business.  As amplification and not limitation of the foregoing, since January 1, 2005, except as disclosed in Schedule 8.11:

(a)                                                          the Company has not made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(b)                                                         the Company has not been served notice of any failure to pay any creditor any amount owed to such creditor when due;

(c)                                                          the Company has not redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or otherwise;

(d)                                                         the Company has not issued or sold any capital stock, notes, bonds or other securities of the Company, or any option, warrant or other right to acquire the same, or any other interest in the Company;

(e)                                                          the Company has not failed to maintain the Assets in accordance with good business practice and in good operating condition and repair;

(f)                                                            the Company has not incurred any Indebtedness in excess of 25 million Korean won (KW25,000,000) individually or 150 million Korean won (KW150,000,000) in the aggregate;

(g)                                                         the Company has not suffered any Material Adverse Effect;

(h)                                                         the Company has not agreed, whether in writing or otherwise, to take any of the actions specified in this Section 8.11 or make any commitment with respect to any of the actions specified in this Section 8.11, except as expressly contemplated by this Agreement;

(i)                                                             the Company has not made any increase in the compensation or benefits payable or to become payable to any employee of the Company;

(j)                                                             the Company has not made any sale, transfer or disposal or purchase of properties or assets with a value in excess of 25 million Korean won (KW25,000,000); or

(k)                                                          the Company has not made any payment or distribution of any funds or assets of the Company to any Seller or any other affiliate other than payments for goods and services (including employment) by the Company to Seller or an affiliate based on arms-length transactions.

8.12                           Customers, Distributors and Suppliers.  Schedule 8.12 contains a true and complete list of all customers, distributors, representatives and agents of the Company and a description of their relationships with the Company.  Schedule 8.12 contains a true and complete list of all Persons who provided goods or services to the Company in the twelve (12) month period ended as of the date of this Agreement to which the Company paid or is committed to pay 25 million Korean won (KW25,000,000) (or its equivalent in another currency) or more since the beginning of such period.  The Company’s relations with the foregoing Persons are good and, except as described in Schedule 8.12, there are no disputes between the Company and any of such Persons pending or, to the best Knowledge of the Company, threatened.  All contracts with the foregoing Persons are in full force and effect in accordance with their terms, and there are no defaults or assertions of default thereunder.  Since January 1, 2005, the Company has not received any notice from any customer, supplier or distributor that such customer, supplier or distributor, as the case may be, intends to discontinue or substantially curtail purchasing from, selling to or distributing for the Company’s Business.

8.13                           Related Party Transactions.  Except as set forth in Schedule 8.13 or as contemplated by this Agreement, no officer, shareholder, partner, or director of any Seller or the Company has any interest in any of the Assets or is a party to any agreement, commitment or lease with the Company or affecting the Business or the Assets.

8.14                           Litigation.  Except as set forth in Schedule 8.14, there are no Actions by or against the Company (or by or against Sellers and relating to the Business or the Company), or affecting any of the Assets, pending before any Governmental Authority (or, to the Knowledge of the Company, threatened to be brought by or before any Governmental Authority).  Neither the Company nor the Assets are subject to any Governmental Order (or, to the Knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect.

8.15                           Compliance with Laws.  The Company has conducted the Business in accordance with all Laws and Governmental Orders applicable to the Company, use of any of the Assets or conduct of the Business in all material respects, and the Company is not in violation of any such Law or Governmental Order in any material respect.  The Company has not received notice of any violation of any Laws or Governmental Orders which has not been cured.

8.16                           Material Contracts.

(a)                                                          Schedule 8.16(a) lists each of the Material Contracts, including without limitation the following:

(i)                                     each contract and agreement for the purchase or sale of technologies, materials or personal property with any supplier or for the furnishing of services to the Company, or otherwise related to the Business under the terms of which the Company: (A) is likely to pay or otherwise give consideration of more than 25 million Korean won (KW25,000,000) in the aggregate during the calendar year ended December 31, 2005; (B) is likely to pay or otherwise give consideration of more than 25 million Korean won (KW25,000,000) in the aggregate over the remaining term of such contract; (C) cannot cancel such contract or agreement without penalty or further payment and without more than thirty (30) days’ notice; or (D) resulting in payment to and from the Company of more than 25 million Korean won (KW25,000,000) during the year ended December 31, 2004;

(ii)                                  all franchise, broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party;

(iii)                               all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(iv)                              all contracts and agreements relating to Indebtedness of the Company;

(v)                                 all contracts and agreements with any Governmental Authority to which the Company is a party;

(vi)                              all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)                           all contracts and agreements between or among the Company and Sellers or any of Sellers’ affiliates;

(viii)                        all contracts and agreements providing for benefits under any Employee Plan;

(ix)                                all leases and subleases pertaining to each parcel of the Leased Real Property, including (A) the street address of each parcel of Leased Real Property, (B) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (C) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property, and (D) the current use of each such parcel of Leased Real Property; and

(x)                                   all other contracts and agreements whether or not made in the Ordinary Course Of Business, which are material to the Company, or the conduct of the Business or the absence of which would have a Material Adverse Effect.

(b)                                                         Each Material Contract is valid and binding on the respective parties thereto and is in full force and effect, and the consummation of the transactions contemplated by this Agreement does not and will not result in any Material Contract not being valid, binding, or in full force or effect.  The Company is not in breach of, or default under, any Material Contract.

(c)                                                          No other party to any Material Contract is in breach thereof or default thereunder.

(d)                                                         There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Assets, other than in the Ordinary Course of Business.

8.17                           Intellectual Property.

(a)                                                          Schedule 8.17(a) sets forth (i) a true and complete list and a brief description of all Owned Intellectual Property, including a complete identification of each patent and patent application and each registration or application for registration thereof, and further including its geographic database for Korea and related software, including, without limitation, its 3D building data; and (ii) a true and complete list and a brief description of all Licensed Intellectual Property, including a description of any license or sublicense thereof.  The rights of the Company in or to such Owned Intellectual Property and Licensed Intellectual Property do not conflict with or infringe on the rights of any other Person, and neither Sellers nor the Company has received any claim or written notice from any Person to such effect.

(b)                                                         Sellers have delivered to Purchaser correct and complete copies of the registrations for Owned Intellectual Property and licenses and sublicenses for Licensed Intellectual Property, and any and all ancillary documents pertaining thereto (including without limitation all amendments, consents and evidence of commencement dates and expiration dates).

(c)                                                          The Company owns all Owned Intellectual Property free and clear of any Encumbrance.  The Company has the right, pursuant to valid and enforceable licenses, to use the Licensed Intellectual Property in the manner in which the Licensed Intellectual Property is currently being used.  No Actions have been made or asserted or are pending (and, to the Knowledge of the Company, no Action has been threatened) against the Company either (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or the Licensed Intellectual Property; or (ii) alleging that any Owned Intellectual Property or Licensed Intellectual Property is being licensed, sublicensed or used in violation of patents, copyrights or trademarks or any other rights of any Person.  To the Knowledge of the Company, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or the Licensed Intellectual Property or that infringe upon the Owned Intellectual Property or the Licensed Intellectual Property or upon the rights of the Company.  The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or Licensed Intellectual Property or any of the rights of the Company in any of the Owned Intellectual Property or Licensed Intellectual Property.

(d)                                                         The Owned Intellectual Property and the Licensed Intellectual Property described in Schedule 8.17(a) constitute all of the Intellectual Property used or held or intended to be used by the Company, and there are no other items of Intellectual Property that are material to the Company.

(e)                                                          Sellers are not aware of any reason that would prevent any pending applications to register trademarks, service marks or copyrights or any pending patent applications from being granted.

(f)                                                            To the Knowledge of the Company, no product or service of the Company infringes or otherwise violates the intellectual property rights of any other Person, and no Actions have been made or asserted or are pending (and, to the Knowledge of the Company, no Action has been threatened) against the Company alleging that any product or service of the Company infringes or violates the intellectual property rights of any other Person.

(g)                                                         The Company owns all right, title and interest in and to, or has a perpetual right to use without limitation, its digital geographic database of Korea (also known as urimaps) and its navigation application software, in each case existing on the date hereof and including, without limitation, any custom data or software created by the Company for its customers.  The Company is not in breach of any of its contracts in providing such database or software to its customers.

8.18                           Real Property.  The Company does not own any Real Property.  The Company does not lease any Real Property except as specified on Schedule 8.18.  The Company has valid and outstanding leasehold interests in all Real Property that it leases from others and the improvements situated thereon, all of which are listed and identified on Schedule 8.18.  The Company’s use and occupation of such Real Property and the improvements thereon comply in all material respects with the Law, including zoning regulations and building codes.

8.19                           Tangible Personal Property.  Schedule 8.19 lists each item of tangible personal property with a value (as determined in accordance with Korean GAAP) over five hundred thousand Korean won (KW500,000) (the “Tangible Personal Property”) used in the Business or owned or leased by the Company.  The Company has good and marketable title to all Tangible Personal Property, free and clear of all Encumbrances except as specifically listed in Schedule 8.19.  The Tangible Personal Property is in good repair and operating condition, normal wear and tear and required maintenance (which has heretofore been regularly performed) excepted.

8.20                           Inventories.  The inventories of the Company reflected on the Audited Financial Statements and on the Interim Financial Statements are stated at not more than the lower of cost or market, with adjustments for obsolete or otherwise not readily marketable items.  All of the inventories of the Company are usable or saleable in the Ordinary Course of Business and are fit for the purpose for which they were intended except as set forth in the Financial Statements.

8.21                           Assets.

(a)                                                          The Company owns, leases or has the legal right to use all the properties and assets, including without limitation the Owned Intellectual Property, the Licensed Intellectual Property, the Leased Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of the Business (all such properties, assets and contract rights being the “Assets”).  The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except as disclosed in Schedule 8.21(a).

(b)                                                         The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in the Business.  At all times since the date of the Interim Financial Statements, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the continued conduct of the Business.

(c)                                                          The consummation of the transactions contemplated by this Agreement will not result in the incurrence of any penalty or other adverse consequence with respect to the Company’s respective interest in the Assets or the ownership or possession of any documents, books, records, agreements and financial data of any sort used by the Company in the conduct of the Business.

8.22                           Employee Benefit Matters.  The Company has made available prior to the date of this Agreement copies of all Employee Plans.  No event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material Liability under the terms of such Employee Plans or under the Law, except those Liabilities that have accrued in the Ordinary Course of Business but are not due pursuant to the terms of any Employee Plan.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any material payment (including without limitation severance, unemployment compensation or otherwise) becoming due under any Employee Plan; (ii) increase the benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment, vesting or funding of any material benefits under any Employee Plan; or (iv) affect in any material respect any Employee Plan’s current treatment under any Laws.

8.23                           Labor Matters.  The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and to the Knowledge of the Company, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company.  There are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened between the Company and any of the employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years.  The Company is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including without limitation those related to wages, hours and collective bargaining, and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company has paid in full to all employees or adequately accrued for in accordance with Korean GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of the employees.  The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  There are no Actions that have been asserted or is now pending or, to the Knowledge of the Company, threatened with respect to the Company for unfair labor practices, payment of withholding taxes, payment of wages, salary or severance, safety and health standards or discrimination in employment practices.

8.24                           Taxes.  All returns and reports in respect of Taxes required to be filed with respect to the Company have been timely filed.  All Taxes required to be shown on such returns and reports or otherwise due have been timely paid.  All such returns and reports are true, correct and complete in all material respects.  No adjustment relating to such returns has been proposed formally or informally by any Tax Authority.  There are no pending or, to the Knowledge of the Company, threatened Actions for the assessment or collection of Taxes against the Company.  There are no tax liens on any Assets other than for Taxes not yet due.  No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.  On the Financial Statements, reserves and allowances have been provided adequate to satisfy all Liabilities for Taxes relating to the Company as of the date thereof (without regard to the materiality thereof).

8.25                           Insurance.  All Assets and all material properties and risks of the Company are covered by valid and currently effective insurance policies issued in favor of the Company, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.  A list of such insurance policies (including the policy number, the amount of coverage, the type of insurance, insurance carrier, annual premium, date of expiration, and any pending claims or contributions thereunder which are material to Sellers) is contained in Schedule 8.25.

8.26                           Environment

(a)                                                          The Company has not engaged in or permitted, and to the Knowledge of the Company, no previous owner, tenant, occupant or user of any parcel of the Real Property has engaged in or permitted, any operations or activities upon, or any use or occupancy of, any parcel of the Real Property (or any portion thereof) for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about any parcel of the Real Property, or transported any Hazardous Materials to, from or across any parcel of the Real Property.

(b)                                                         No Hazardous Materials are presently constructed, deposited, stored or otherwise located on, under, in or about any parcel of the Real Property.

(c)                                                          The Company is in compliance with, and there are no existing violations by the Company under, all applicable Environmental Laws in all material respects, and no investment or expense is required by the Company in order to maintain such compliance.

(d)                                                         The Company has obtained all Permits and filed all notices which are required to be obtained or filed by it or those engaged by it for use of the Assets and the conduct of the Business under applicable Environmental Laws, and there has been no change in the facts and circumstances reported or assumed in the application for or granting of such Permits.

(e)                                                          The Company is in compliance in all material respects with all terms and conditions of such required Permits, including without limitation filing all notices, reports and other statements which are required to be obtained or filed under such Permits.

(f)                                                            There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with the Environmental Laws, or which may give rise to any statutory Liability, or otherwise form the basis of any Action under any Environmental Laws, based on or related to the manufacture, processing, distribution, use, treatment, storage, presence, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials.

8.27                           Product Liability and Product Warranty.  Schedule 8.27 contains a true and complete description of (i) all warranties granted or made with respect to products sold, or services rendered, by the Company; and (ii) the Company’s product liability and product warranty experience for the last five years.  Except as set forth in Schedule 8.27, the Company has not suffered any product liability or product warranty claims.

8.28                           Brokers.  No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

8.29                           Full Disclosure.  The Company is not aware of any facts pertaining to the Company or the Business which materially adversely affect the Company or the Business or which are reasonably likely in the future to have a Material Adverse Effect on the Company or the Business and which have not been disclosed in this Agreement, the Schedules hereto or the Financial Statements or otherwise disclosed to Purchaser in writing.

9.                                       Representations and Warranties of Purchaser and NAVTEQ

As of the date of this Agreement, Purchaser and NAVTEQ represent and warrant to, and agree with, Sellers and the Company as follows:

9.1                                 Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands, with full power and authority to conduct its business in the manner in which it has been conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.  NAVTEQ is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A., with full power and authority to conduct its business in the manner in which it has been conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.  Purchaser and NAVTEQ are duly qualified to do business in, and are in good standing under the laws of, each jurisdiction in which the property owned or leased by them or the nature of their businesses requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect on the business of Purchaser or NAVTEQ.

9.2                                 Authority.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and NAVTEQ have been duly authorized by all necessary corporate action.  This Agreement and each Ancillary Agreement, when executed and delivered by Purchaser and NAVTEQ, shall be legal, valid and binding obligations of Purchaser and/or NAVTEQ, enforceable against it or them, as the case may be, in accordance with the terms hereof and thereof.  Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby shall conflict with or result in a breach of the charter or bylaws of Purchaser or NAVTEQ or any instrument or agreement binding on Purchaser or NAVTEQ.

9.3                                 NVT Stock.  The NVT Stock, when issued and delivered by NAVTEQ as described herein, will be duly authorized, validly issued, fully paid, and nonassessable.

9.4                                 No Conflict.  Neither the execution nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Purchaser or NAVTEQ will result in a conflict with any of the provisions of the organizational documents of Purchaser or NAVTEQ or any agreement or other instrument to which Purchaser or NAVTEQ is a party or by which Purchaser or NAVTEQ is bound.

9.5                                 Brokers.  No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or NAVTEQ.

9.6                                 Investigation and Evaluation.  Purchaser and NAVTEQ acknowledge that (a) they are experienced in the operation of the type of business conducted by the Company, and (b) they and their directors, officers, attorneys, accountants and advisors have been given a full opportunity to examine the books, records and other information with respect to the Company and ask questions of the Company.

9.7                                 SEC Filings; Financial Statements.

(a)                                                          NAVTEQ has filed, in all material respects, all forms, reports, schedules, statements and other documents required to be filed by it during the 12 months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “NAVTEQ SEC Reports”) with the SEC.  The NAVTEQ SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any NAVTEQ SEC Report that was superseded by subsequent NAVTEQ SEC Reports.

(b)                                                         The audited consolidated financial statements and unaudited consolidated interim financial statements of NAVTEQ and its consolidated subsidiaries included or incorporated by reference in the NAVTEQ SEC Reports have been prepared in accordance with generally accepted accounting principles in effect in the United States consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of NAVTEQ and its consolidated subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

10.                                 Covenants of Sellers and the Company

10.1                           Conduct of Business.  Between the date hereof and the Closing Date, the Company shall:

(a)                                                          conduct the Business only in the usual and Ordinary Course of Business;

(b)                                                         refrain from amending the articles of incorporation of the Company or its internal rules or regulations, except as may be first approved in writing by Purchaser;

(c)                                                          refrain from making any material change in its accounting practices or procedures other than changes required by Korean GAAP;

(d)                                                         except as required by Law, not take any action that would render, or which reasonably may be expected to render, any representation or warranty made by the Company in this Agreement untrue at the Closing;

(e)                                                          refrain from (i) making any purchases, sales or transfers of any material properties; (ii) entering into any materials contracts or commitments; (iii) mortgaging, pledging, subjecting to lien or otherwise encumbering any of its material Assets; and (iv) borrowing or lending any funds;

(f)                                                            refrain from incurring any Liabilities other than those that are in the Ordinary Course of Business;

(g)                                                         refrain from making any change in the compensation or benefit payable or to become payable to any of its employees or agents or making any new bonus payment or arrangement or benefit to or with any of them;

(h)                                                         have in effect and maintain at all times all insurance now in force as described in Schedule 8.25;

(i)                                                             refrain from changing the number of authorized or issued shares of its capital stock, from declaring, setting aside or paying any dividend or other distribution with respect to the capital stock, or from directly or indirectly redeeming, purchasing or otherwise acquiring any additional shares of its capital stock or effecting a split, reclassification or other change in or of any of its capital stock; and

(j)                                                             use all commercially reasonable efforts to preserve the Business organization intact, to keep available the services of its present officers and employees and to make no changes therein, and to preserve the goodwill of all suppliers, customers, sales representatives and others having business relations with the Company.

10.2                           Access.  From the date of this Agreement through the Closing Date, the Company shall allow Purchaser’s representatives, attorneys and accountants reasonable access during normal business hours upon reasonable notice to the records and files, audits and properties of the Company as well as all information relating to taxes, commitments, contracts, titles and financial condition of, or otherwise pertaining to, the business and affairs of the Company.  From the date hereof, the Company will use commercially reasonable efforts to cause its accountants to cooperate with Purchaser and its accountants in making available all financial information concerning the Company as is requested, and Purchaser and its accountants shall have the right to examine all working papers pertaining to examinations of the Company, or preparation of its reports, by its accountants.

10.3                           Authorizations.  The Company shall use commercially reasonable efforts to obtain all Permits, if any, necessary to allow the consummation by Sellers of the transactions contemplated hereby.

10.4                           Conditions.  Sellers and the Company will use their commercially reasonable efforts to cause the conditions set forth in Section 12 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

10.5                           No Shop.  Between the date of this Agreement and the Closing Date, or unless earlier terminated in accordance with this Agreement, none of the Sellers, the Company or any of their respective officers, directors, affiliates, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Purchaser) concerning any sale or other disposition of the Purchased Shares, Business or the Assets (other than sales of inventory in the Ordinary Course of Business) or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek any of the foregoing.  Sellers and the Company shall promptly communicate to Purchaser the terms of any proposal or contract which it or the Company may receive in respect of any such transaction.

11.                                 Covenants of Purchaser and NAVTEQ

11.1                           Conditions.  Purchaser and NAVTEQ will use their commercially reasonable efforts to cause the conditions set forth in Section 13 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

11.2                           Foreign Investment Report.  Prior to the Closing, Purchaser shall prepare and submit to the applicable Korean authorities a report of foreign investment under the Foreign Investment Promotion Law and other related documents with respect to the purchase of the Purchased Shares, and Sellers and the Company shall render commercially reasonable assistance and support to Purchaser in such preparation and submission.

11.3                           Employees.  Employees of the Company (other than Key Employees) will continue as employees for at least one year after the Closing Date, on substantially the same terms and conditions as they are employed immediately prior to the Closing Date, subject to the right of the Company to terminate the employment of an employee for cause.  Each employee will receive base compensation no less than the base compensation (or in the case of commissioned employees, not less than the commission structure) provided to such employee by the Company immediately prior to the Closing Date.

12.                                 Conditions for the Benefit of Purchaser and NAVTEQ

All obligations of Purchaser and NAVTEQ to take the actions required to be taken by them at Closing are subject to the fulfillment or waiver, in whole or in part, of each of the following conditions on or before the Closing Date:

12.1                           Representations and Warranties.  Subject to additions and deletions occurring in the Ordinary Course of Business, none of which individually or in the aggregate shall have had a Material Adverse Effect, all representations and warranties made by Sellers and the Company herein shall be true and correct as of the Closing Date, with the same force and effect as though such representations and warranties had been made as of the Closing Date.  In addition, all representations and warranties made by Sellers in the Subscription and the Registration Rights Agreements shall be true and correct as of the Closing Date.

12.2                           Fulfillment of Covenants.  All of the covenants, terms and conditions of this Agreement to be complied with by Sellers and the Company on or before the Closing Date shall have been complied with in all material respects.

12.3                           Corporate Actions of Purchaser.  Purchaser shall have obtained all necessary approvals of its board of directors for the consummation of the transaction contemplated under this Agreement.

12.4                           Third Party Authorizations.  Sellers and the Company shall have received all Permits necessary to validly sell and assign the Purchased Shares to Purchaser and to otherwise perform its obligations under this Agreement.

12.5                           Employment Agreement.  Mr. Yong Won Lee shall have executed the employment agreement in form and substance satisfactory to Purchaser (the “Employment Agreement”).  The Employment Agreement may include non-compete and non-solicitation provisions, invention assignment provisions, details on employee compensation and other terms and conditions of employment.

12.6                           Payment Agency Agreement.  Purchaser, Sellers and the Payment Agent shall have executed the Payment Agency Agreement pursuant to Section 2.2.

12.7                           Escrow Agreement.  Purchaser, NAVTEQ and Sellers shall have executed the Escrow Agreement pursuant to Section 6.1, and Sellers shall have filed a report to the Bank of Korea with respect to the Escrow Agreement and received acceptance of such report.

12.8                           Subscription and Registration Rights Agreements.  Sellers shall have executed and delivered to NAVTEQ the Subscription and the Registration Rights Agreements pursuant to Section 4.1, and such Subscription and the Registration Rights Agreements shall remain in full force and effect at the Closing Date.

12.9                           Stock Options.  All options listed in Schedule 8.2 shall have been exercised or cancelled, and all corresponding shares of stock of the Company shall have been issued.

12.10                     Assignment of Patents.  Mr. Yong-Won Lee shall have executed and delivered to NAVTEQ an agreement (the “Patents Assignment Agreement”) in the form attached hereto as Exhibit 12.10 under which he has assigned all of his rights and interests in and to the patents described in Schedule 12.10 to the Company.

12.11                     Proprietary Information and Inventions Agreement.  All employees of the Company shall have executed the Proprietary Inventions Assignment Agreement substantially in the form attached hereto as Exhibit 12.11.

12.12                     Resignation of Directors and Statutory Auditor.  All existing members of the board of directors and the statutory auditor of the Company shall have submitted their resignations in the form attached hereto as Exhibit 12.12.

12.13                     Opinion of Counsel.  Purchaser shall have received the opinion of Bae, Kim & Lee, counsel for Sellers and the Company, dated as of the Closing Date, in form and substance satisfactory to Purchaser.

12.14                     Purchaser’s Option.  In case any condition referred to in this Section 12 to be performed or complied with at or prior to the Closing Date shall not have been so performed or complied with within ninety (90) days of the date hereof, Purchaser and NAVTEQ may, without limiting any other right that they may have, at their sole option, either:

(a)                                                          terminate this Agreement by giving written notice to Sellers, and in such event Purchaser and NAVTEQ shall be released from all further obligations hereunder, except that the obligations in Sections 18.2 and 18.17 shall survive the termination of this Agreement; or

(b)                                                         waive compliance with any such term, covenant or condition in whole or in part.

13.                                 Conditions for the Benefit of Sellers

All obligations of Sellers hereunder to take the actions required to be taken by them at the Closing are subject to the fulfillment or waiver, in whole or in part, of each of the following conditions on or before the Closing Date:

13.1                           Representations and Warranties.  All representations and warranties made by Purchaser and NAVTEQ herein shall be true and correct in all material respects at the date hereof and as of the Closing Date, with the same force and effect as though such representations and warranties had been made as of the Closing Date.

13.2                           Fulfillment of Covenants.  All of the covenants, terms and conditions of this Agreement to be complied with by Purchaser and NAVTEQ on or before the Closing Date shall have been complied with in all material respects.

13.3                           Foreign Investment Report.  Purchaser shall have submitted a report of foreign investment as provided in Section 11.2, and received acceptance of such report from the applicable Korean authorities.

13.4                           Sellers’ Option.  In case any condition referred to in this Section 13 to be performed or complied with at or prior to the Closing Date shall not have been so performed or complied with within ninety (90) days of the date hereof, Sellers may, without limiting any other right that Sellers may have, at their sole option, either:

(a)                                                          terminate this Agreement by giving written notice to Purchaser and NAVTEQ, and in such event Sellers shall be released from all further obligations hereunder, except that the representation in Section 8.28 and the obligations in Sections 18.1, 18.2 and 18.17 shall survive the termination of this Agreement; or

(b)                                                         waive compliance with any such term, covenant or condition in whole or in part.

14.                                 Indemnification by Sellers

14.1                           Indemnification by Certain Sellers.  Except as set forth in Section 14.4, Certain Sellers shall jointly and severally indemnify and hold harmless the Company, Purchaser and NAVTEQ against and in respect of any and all Liabilities, losses, damages, claims, costs and expenses, including without limitation reasonable attorneys’ fees (collectively, the “Losses”) arising out of, resulting from, or due to:

(a)                                                          except as set forth on Schedule 8.9, the unpaid balance of any accounts receivable, stated in the Audited Financial Statements and the Interim Financial Statements, as of one hundred twenty (120) days after the due date thereof, less the reserve for doubtful accounts established in the Interim Financial Statements, in which event Purchaser shall cause the Company to hold all accounts receivable with respect to which Purchaser has received indemnification under this Section 14 for the account of Sellers and use reasonable efforts to collect such accounts receivable in the Ordinary Course of Business on behalf of Sellers, applying payments to the oldest unpaid account receivable (unless such has been disputed by the customer) and remitting the same to Sellers; provided, however, that the Company shall not be required, in connection with the collection of any such accounts receivable, to incur any out-of-pocket expense without reimbursement thereof by Sellers;

(b)                                                         any Governmental Order against Purchaser, NAVTEQ or the Company arising in connection with any Action against the Company, or arising out of any occurrence or state of facts existing, on or prior to the Closing, to the extent that such Governmental Order is both (a) not covered or inadequately covered by insurance and (b) not reserved for or reflected in the Interim Financial Statements, and further only to the extent of that portion of such Governmental Order which pertains to the time period prior to the Closing Date;

(c)                                                          any dividends or other distributions that are or may become payable with respect to the shares of preferred stock of the Company for the periods preceding the Closing Date;

(d)                                                         any shortfall in the severance payments paid or accrued for the present and former employees of the Company for the periods preceding the Closing Date;

(e)                                                          any breach of representation or warranty set forth in Section 8.24;

(f)                                                            any nonpayment of the amount of downward adjustment of the Purchase Price as specified in Section 5;

(g)                                                         any misrepresentation or breach of warranty or non-fulfillment of any covenant on the part of Sellers or the Company under this Agreement, or from any misrepresentations in or omission from any schedule, certificate or written statement furnished or to be furnished to Purchaser hereunder;

(h)                                                         the termination (including, without limitation, any bilateral agreement to terminate or settle) of any agreement or contract prior to the Closing Date;

(i)                                                             any demands or claims by any current or former officer, employee or agent of the Company for compensation based on patents, inventions or other intellectual property rights which were made or conceived or reduced to practice or learned by such officer, employee or agent, either alone or jointly with others, during the period of his employment or other relationship with the Company; and

(j)                                                             any Actions, demands, assessments or judgments, costs and expenses incidental to any of the foregoing matters set forth in Sections 14.1(a) through 14.1(i).

14.2                           Reimbursement.  Certain Sellers jointly and severally agree to promptly reimburse the Company, Purchaser and NAVTEQ upon demand for any payment or adjustment made by the Company, Purchaser or NAVTEQ at any time in respect of any matter to which the foregoing indemnity relates.

14.3                           Basket and Cap.  Certain Sellers shall indemnify and hold harmless the Company, Purchaser and NAVTEQ with respect to any Loss suffered by the Company, Purchaser or NAVTEQ under Sections 14.1(g) through 14.1(j) if, and only if, such Loss together with the aggregate of all Losses theretofore incurred by the Company, Purchaser or NAVTEQ under such Sections shall exceed twenty-five thousand U.S. dollars (US$25,000), in which case Certain Sellers shall be liable for the aggregate amount of all Losses suffered by the Company, Purchaser or NAVTEQ, up to a maximum equal to one hundred percent (100%) of the Purchase Price, as adjusted.  For the avoidance of doubt, Certain Sellers shall indemnify and hold harmless the Company, Purchaser and NAVTEQ with respect to any Loss suffered by the Company, Purchaser or NAVTEQ under Section 14.1(a) through 14.1(f) from the first dollar without any basket, but subject to the cap noted in this Section 14.3.

14.4                           Indemnification by Other Sellers.  Each Seller other than Certain Sellers shall severally indemnify and hold harmless the Company, Purchaser and NAVTEQ against and in respect of any and all Losses solely arising out of, resulting from, or due to any misrepresentation or breach of warranty set forth in Section 7 (but only for misrepresentations or breaches of warranties by such Seller and not by other Sellers) and Section 8.  The indemnification obligations of each Seller other than Certain Sellers under this Section 14.4 shall be limited to the total amount of the Purchase Price received by such Seller as shown in Schedule C-1.

14.5                           Claim for Indemnification.  Sellers shall be given prompt written notice of each claim for indemnification under this Section 14, stating the basis for the claim and the amount thereof, to the extent that such amount has been determined at the time when such notice is given.  Sellers’ Representative and Purchaser shall instruct the Escrow Agent to pay to either the Company, Purchaser or NAVTEQ from the Escrow Amount an amount equal to any payment entitled to be received under Section 14.1, 14.2 or 14.4; provided that Purchaser or NAVTEQ may retain all or any portion of the Deferred Payment to satisfy any claim for indemnification under Section 14.1(h).  If the Escrow Amount and/or the Deferred Payment are not sufficient to satisfy Certain Sellers’ or Sellers’ indemnification obligations set forth above, as the case may be, Certain Sellers or Sellers, as the case may be, shall remain liable for the deficiency.  Certain Sellers or Sellers, as the case may be, shall be given prompt notice of and a reasonable opportunity to defend any claim against Purchaser, NAVTEQ or the Company by a third party which might result in a claim for indemnification under this Section 14.  The Company, Purchaser and NAVTEQ agree to cooperate and make available to Sellers all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with Sellers’ defense against any such claim.

15.                                 Indemnification by Purchaser

15.1                           Indemnification.  Purchaser and NAVTEQ shall indemnify and hold harmless Sellers against and in respect of any and all Losses arising out of, resulting from, or due to:

(a)                                                          any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of Purchaser or NAVTEQ under this Agreement, or from any misrepresentations in or omission from any schedule, certificate or written statement furnished or to be furnished to Sellers hereunder; and

(b)                                                         any and all Actions, demands, assessments or judgments, costs and expenses incidental to any of the foregoing matters set forth in Section 15.1(a).

15.2                           Reimbursement.  Purchaser and NAVTEQ agree to promptly reimburse Sellers upon demand for any payment or adjustment made by Sellers at any time in respect of any matter to which the foregoing indemnity relates.

15.3                           Claim for Indemnification.  Purchaser shall be given prompt written notice of each claim for indemnification under this Section 15, stating the basis for the claim and the amount thereof, to the extent that such amount has been determined at the time when such notice is given.  Purchaser shall be given prompt notice of and a reasonable opportunity to defend any claim against Sellers by a third party which might result in a claim for indemnification under this Section 15.  Sellers agree to cooperate and make available to Purchaser all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with Purchaser’s defense against any such claim.

15.4                           Basket and Cap.  Purchaser and NAVTEQ shall jointly and severally indemnify and hold harmless Sellers with respect to any Loss suffered by Sellers under Section 15.1(a) or 15.1(b) if, and only if, such Loss together with the aggregate of all Losses theretofore incurred by Purchaser under such Sections shall exceed twenty-five thousand U.S. dollars (US$25,000), in which case Purchaser shall be liable for the aggregate amount of all Losses suffered by Sellers, up to a maximum equal to seventy percent (70%) of the Purchase Price, as adjusted.

16.                                 Survival of Representations, Warranties, Covenants and Indemnification Obligations

16.1                           General.  Subject to Section 16.2, all representations, warranties, covenants and indemnification obligations of any Party contained in this Agreement, or made pursuant hereto, shall survive the Closing and any investigation at any time made by or on behalf of any other Party for a period of one (1) year after the Closing Date (for Sellers other than Certain Sellers) and for a period of four (4) years after the Closing Date (for all other Parties), as long as a claim for indemnification shall have been made in accordance with Section 14.4 or 15.3, as the case may be, prior to the expiration of such survival period; provided that the representations and warranties contained in Sections 7.1, 7.2, 8.2 and 8.15 shall not terminate but shall continue indefinitely.  If any such claim shall have been made prior to such expiration, such expiration shall not affect or in any way impair the rights of a Party to indemnification in respect of the particular matter as to which the claim was made, whether or not the amount of indemnification to which a Party is entitled in respect of such matter shall have been determined prior to such expiration.

16.2                           Survival of Tax Liabilities.  Certain Sellers’ indemnification obligations with respect to Tax Liabilities shall survive the Closing Date and any investigation of Purchaser until the expiration of the applicable statute of limitations.

17.                                 Appointment of Representative

17.1                           Appointment.  Each Seller appoints Mr. Yong-Won Lee as their agent and attorney-in-fact (the “Sellers’ Representative”), with full power and authority (including power of substitution), except as otherwise provided in this Agreement, in the name of and for and on behalf of the Sellers, or in its own name as Sellers’ Representative, to take all actions required or permitted under this Agreement or any other agreements contemplated hereby (including the giving and receiving of all accountings, reports, notices and consents) and the signing of all certificates, notices, instructions and other documents and making all determinations hereunder and thereunder.

17.2                           Authority.  The authority conferred hereby to Sellers’ Representative shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by the Sellers (or any of them), or by operation of law, whether by the death or incapacity of any of the Sellers, or the occurrence of any other event.  If any of the Sellers should die or become incapacitated or if any other such event should occur, any action taken by the Sellers’ Representative shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Sellers’ Representative, the Purchaser, NAVTEQ or the Company shall have received notice of such death, incapacity, termination or other event.  Any notice given to the Sellers’ Representative pursuant to this Agreement or any other agreements contemplated hereby shall constitute effective notice to all Sellers, and any other party to this Agreement or any other Person may rely on any notice, consent, election or other communication received from the Sellers’ Representative as if such notice, consent, election or other communication had been received from all Sellers. Without limiting any of the foregoing, the decision of the Sellers’ Representative with respect to any matter shall be binding on all the Sellers, and Purchaser shall be required only to deal with the Sellers’ Representative.

18.                                 Miscellaneous

18.1                           Commission.  Sellers shall indemnify and hold harmless Purchaser and NAVTEQ against and with respect to any and all Liabilities, losses, damages, claims, costs and expenses (including without limitation reasonable attorneys’ fees) arising out of or due to any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby claimed by any Person retained or employed by Sellers and any and all Actions, demands, assessments or judgments, costs and expenses incidental to the foregoing.

18.2                           Election of Remedies.  Any waiver of any condition of Closing shall constitute an election of remedies, and the Party waiving such condition shall have no claim for any breach of this Agreement to the extent of such waiver.

18.3                           Expenses.  Each Party shall bear its own expenses (including without limitation legal and accounting fees) incurred in connection with the preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby unless specifically provided otherwise in this Agreement or any Ancillary Agreement.

18.4                           Further Assurances.  Each Party shall from time to time execute and deliver all further documents and instruments and do all acts and things as the other Party may, either before or after the Closing Date, reasonably required in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

18.5                           Entire Agreement.  This Agreement and the agreements referred to in or contemplated by this Agreement constitute the entire understanding and agreement among the Parties and supersede any and all prior or contemporaneous, oral or written, representations, communications, understandings and agreements among the Parties with respect to the subject matter hereof or thereof to the extent inconsistent with or contradictory to this Agreement or such other agreements.

18.6                           Incorporation by Reference.  The Schedules attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by reference.

18.7                           Modifications.  This Agreement shall not be modified, amended, canceled or altered in any way, and may not be modified by custom, usage of trade or course of dealing, except by an instrument in writing signed by all Parties.  All amendments or modifications of this Agreement shall be binding upon the Parties despite any lack of consideration so long as the same shall be in writing and executed by the Parties.

18.8                           Waiver.  The performance of any obligation required of a Party hereunder may be waived only by a written waiver signed by the other Parties, and such waiver shall be effective only with respect to the specific obligation described.  The waiver by any Party of a breach of any provision of this Agreement by any other Party shall not operate or be construed as a waiver of any subsequent breach of the same provision or another provision of this Agreement.

18.9                           Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment without the required consents shall be void.

18.10                     Severability.  If any provision hereof is found invalid, illegal or unenforceable pursuant to any Governmental Order, the remainder of this Agreement shall remain valid, legal and enforceable according to its terms, and such invalid, illegal or unenforceable provision shall be replaced with a provision that approximates the substance and spirit of the invalid, illegal or unenforceable provision as closely as possible without being invalid, illegal or unenforceable.

18.11                     Governing Law.  This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York, U.S.A., without giving effect to conflict of law principles.

18.12                     Arbitration.  Any dispute, controversy or difference arising among the Parties out of or in relation to this Agreement or for the breach thereof shall be resolved exclusively by arbitration in Seoul, Korea.  Such arbitration shall be conducted in the English language in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators, of whom one shall be appointed by Purchaser and/or NAVTEQ, another shall be appointed by Sellers, and the third shall be appointed by the first two (2) arbitrators.  If the third arbitrator is not so appointed within one (1) month after the appointment of the first two (2) arbitrators, the third arbitrator shall be selected in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.  The decision of the arbitrators shall be made on the principles of majority rule.  The award made by the arbitrators shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction.  Notwithstanding the foregoing provision, the Parties shall have the right to bring judicial proceedings to obtain preliminary injunctive relief at any time during the pendency of arbitration proceedings, provided that such preliminary injunctive relief shall be subject to final arbitral decisions.  Unless the arbitrators decide otherwise, the cost of arbitration shall be shared equally by Purchaser and/or NAVTEQ, on the one hand, and Sellers, on the other hand.

18.13                     Notices.  All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, by registered or certified mail with return receipt requested, or by telex or facsimile, to the Parties at the addresses shown below, or to such other address as may be designated by written notice given by any Party to the other Parties.  Unless conclusively proved otherwise, all notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered, five (5) days after dispatch if sent by express courier, ten (10) days after dispatch if sent by registered or certified mail with return receipt requested, or confirmation of the receipt of the facsimile by the recipient if sent by telex or facsimile.

To Purchaser:

NAVTEQ B.V.
The Merchandise Mart, Suite 900
Chicago, IL 60654
U.S.A.
Attention: Lawrence M. Kaplan
Facsimile: 312-894-7228

with a copy to:	Attention: David B. Mullen
Facsimile: 312-894-7212

To NAVTEQ:

NAVTEQ Corporation
The Merchandise Mart, Suite 900
Chicago, IL 60654
U.S.A.
Attention: Lawrence M. Kaplan
Facsimile: 312-894-7228

with a copy to:	Attention: David B. Mullen
Facsimile: 312-894-7212

To the Company:

Mr. Mr. Yong-Won Lee
Chief Executive Officer
Picture Map International Co., Ltd.
345-1, Yatap-dong, Bundang-gu
Seongnam-si, Gyeonggi-do
Republic of Korea
Facsimile: 82-31-707-7253

To Sellers:

c/o Mr. Yong-Won Lee
Sellers’ Representative
Picture Map International Co., Ltd.
345-1, Yatap-dong, Bundang-gu
Seongnam-si, Gyeonggi-do
Republic of Korea
Facsimile: 82-31-707-7253

with a copy to:

Dorsey & Whitney LLP
250 Park Avenue
New York, New York 10177

U.S.A.

Attn: Chang Joo Kim, Esq.

Facsimile: 1-212-953-7201

18.14                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.15                     Captions.  The section headings and captions contained herein are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

18.16                     Number and Gender.  Whenever used in this Agreement, the singular terms shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

18.17                     Confidentiality.  No Party shall disclose, disseminate or cause to be disclosed the terms and conditions of this Agreement, except insofar as disclosure is reasonably necessary to carry out and effectuate the terms of this Agreement or as required by a court of competent jurisdiction or governmental agency, and insofar as any Party is required by Law to disclose.

18.18                     Language.  The English language shall be the language used for the interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PURCHASER:

NAVTEQ B.V.

By:	David B. Mullen

Name:	David B. Mullen

Title:	CFO

NAVTEQ:

NAVTEQ CORPORATION

By:	David B. Mullen

Name:	David B. Mullen

Title:	CFO

COMPANY:

PICTURE MAP INTERNATIONAL CO., LTD.

By:	Lee Yong Won

Name:	Lee Yong Won

Title:	CEO

SELLERS:

[SIGNATURE SHOWN IN SCHEDULE C]

Exhibit 2.2: Payment Agency Agreement

Exhibit 4.1: Subscription and Registration Rights Agreement

Exhibit 6.1: Escrow Agreement

Exhibit 12.10: Patents Assignment Agreement

Exhibit 12.11: Proprietary Information and Inventions Agreement

Exhibit 12.12: Resignation

Schedule C: Share Ownership

Sellers	Number of Shares	Purchase Price to Be Received	Signature
Mr. Yong-Won Lee Address: 611-304 Ulji Apt., 1145-14 Sanbon-dong, Gunpo-si, Gyeonggi-do, Korea, 435-040 Resident Registration Number (RRN): 640120-1691216

Mr. Su-Hyuk Hwang 614-502 Ulji Apt., 1145-14 Sanbon-dong, Gunpo-si, Gyeonggi-do, Korea, 435-040 RRN: 630724-1675817

Mr. Jong-Seok Baek 614-901 Ulji Apt., 1145-14 Sanbon-dong, Gunpo-si, Gyeonggi-do, Korea, 423-762 RRN: 651222-1640326

Mr. Sang-Ho Yoon 107-1702 Kwangbok Hyundai Apt., 55-1 Chulsan-dong, Gwangmyeong-si, Gyeonggi-do, Korea, 423-721 RRN: 661015-1068621

MR. Sa-Min Kim 102-1504 Dongbo 2# Apt., Sanghyun-dong, Suji Yongin-si, Gyeonggi-do, Korea, 449-746 RRN: 680224-1042039

Sellers	Number of Shares	Purchase Price to Be Received	Signature
Mr. Ha-Seok Lee 106-701 Hyundai 1 Apt., 1344 Bangbae-dong, Seocho-gu, Seoul, Korea, 137-060 RRN: 760612-1068610

Mr. Hyeong-Seog Lee 113-204 Seocho Ramian Apt., 1682 Seocho-dong, Seocho-gu, Seoul, Korea, 137-070 RRN: 730401-1068624

Mr. Hyun-Sub Kim 103-402 Hyundai Apt., Yeonwon-mauel 550-4, Mabuk- ri, Kusung-eup, Yongin-si, Gyeonggi-do, Korea, 449-937 RRN: 710201-1808310

Mr. Kye-Sun Jang 3rd Fl. 238-15, Jungja-dong, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea, 463-815 RRN: 670426-1274011

Mr. Hyung-Keun Seo 802-1102 Cheongsol-mauel Daewon Apt., Keumkok-dong, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea, 463-804 RRN: 630922-1683125

Mr. Yoo-Seong Song 1136-802 Changmi Apt., 1092 14 Sanbon-dong, Gunpo-si, Gyeonggi-do, Korea, 435-040 RRN: 560223-1011137

Sellers	Number of Shares	Purchase Price to Be Received	Signature
Mr. Jong-Hwan Kim 102-1401 DaedongUbang Apt., 94-8 Uhyun-dong, Buk-gu, Pohang-si, Gyeongsangbuk-do, Korea, 791-757 RRN: 631111-1691812

Mr. Kwang-Hyun Lee 105-802 Inwangsan Hyundai Apt., Hongje-dong, Seodaemun- gu, Seoul, Korea, 120-787 RRN: 511220-1042011

Ms. Myung-Seok Yang 21-502 Usung Apt., 1332-1 Seocho-dong, Seocho-gu, Seoul, Korea, 137-773 RRN: 610102-2482226

Ms. Jung-Won Kim 138-6 Yeomkok-dong, Seocho- gu, Seou, Korea, 137-170 RRN: 630330-2019523

Mr. Un-Sik Kim 203-1001 Gil-hoon 2# Apt., Jukjeon-1dong, Yongin-si, Gyeonggi-do, Korea, 449-751 RRN: 680518-1041519

Mr. Sung-Hoon Kim 904-1101 Hansung Apt., Jungsan-maul 1566-2, Ilsan-dong, Ilsan-gu, Goyang-si Gyeonggi- do, Korea, 411-729 RRN: 610731-1047612

Sellers	Number of Shares	Purchase Price to Be Received	Signature
Mr. Min-Ho Cho 116-502 Hansol Noble-Village, Jukjeon-2dong, Yongin-si, Gyeonggi-do, Korea, 449-546 RRN: 640312-1830014

Ms. Kyung-Ok Lee 76-502 Gaepo-Jugong 1# Apt., Gaepo-dong, Seocho-gu, Seoul, Korea, 135-240 RRN: 670818-2267813

Mr. Woo-Hyun Lim 103-703 Shinsanbon Zai 1# Apt., Dang-dong, Gunpo-si, Gyeonggi- do, Korea, 435-010 RRN: 540106-1690413

Mr. Yong-Oh Jung 614-502 Ulji Apt., 1145-14 Sanbon-dong, Gunpo-si, Gyeonggi-do, Korea, 435-040 RRN: 430413-1006035

Ms. Bu-Mi Ok 305-204 Sunkyong 3# Apt., Guseo-2dong, Geumjeong-gu, Busan, Korea, 609-761 RRN: 421120-2093302

Mr. Hyoung-Seok Lee 101-1301 Yuwon Apt. Howon- dong, Uijeongbu-si, Gyeonggi- do, Korea, 480-782 RRN: 710709-1173218

Sellers	Number of Shares	Purchase Price to Be Received	Signature
Mr. Hak-Tae Kim 103-1502 Parktown, 51 Sunae- dong, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea, 137-776 RRN: 640823-1690613

Mr. Jin-Hoo Kim 402 Seokjeon Building, 364-31 Seokyo-dong, Mapo-gu, Seoul, Korea, 121-210 RRN: 651116-1024018

Mr. Chang-Joo Kim 20 Fourth St., Closter, New Jersey 07624, U.S.A. RRN: 631217-1674932

ICI Capital Ltd. K2 House, Suite 102, 269-16 Nonhyun-dong, Kangnam-gu, Seoul, Korea, 405-847 Business Registration Number (BRN): 1168169531

NTC 02-8 KTIC Venture Fund 17th Fl. Shinan Bldg., 943-19 Daechi-dong, Kangnam-gu, Seoul, Korea, 135-280 BRN: 1208003846

Korea Technology Investment Corp. 17th Fl. Shinan Bldg., 943-19 Daechi-dong, Kangnam-gu, Seoul, Korea, 135-845 BRN: 1208164573

Sellers	Number of Shares	Purchase Price to Be Received	Signature
MIC2001-5 KTAC Partnership 4 8th Fl. Taechi Bldg., 889-11 Daechi-dong, Kangnam-gu, Seoul, Korea, 135-845 BRN: 1208003491

Mirae Asset H&B Venture Investment #1 17th Fl. Mirae Asset Venture Tower, 996-1 Daechi-dong, Kangnam-gu, Seoul, Korea, 135-280 BRN: 1208002833

Mirae Asset Venture Investment #3 17th Fl. Mirae Asset Venture Tower, 996-1 Daechi-dong, Kangnam-gu, Seoul, Korea, 135-280 BRN: 1208002911

Mr. Hyung-Tae Kim 705-1401 Casvill Kunyoung, Jukjeon-dong, Yongin-si, Gyeonggi-do, Korea, 449-160 RRN: 670605-1109519

Mr. Jai-Yeol Jung 17-612 Sang-a Apt., 505 Jungkye-2dong, Nowon-gu, Seoul, Korea, 139-784 RRN: 700225-1047531

Mr. Han-Suk Choi 204 Gaman Green Villia, 647-9 Jeongrung-3dong, Sungbuk-gu, Seoul, Korea, 132-919 RRN: 731110-1010215

Sellers	Number of Shares	Purchase Price to Be Received	Signature
Mr. Ho-Seok Jee 3280 Sujin-2dong, Sujung-gu, Seongnam-si, Gyeonggi-do, Korea, 461-806 RRN: 740327-1019121

Ms. Yun-Jung Ji 114-1003 Daewoo Prugio Apt., Sinlim-11dong, Gwanak-gu, Seoul, Korea, 153-754 RRN: 731226-2055518

Mr. Young-Jun Kim 502-405 Yanggi Hanyang Apt., Sunae-dong, Seongnam-si, Gyeonggi-do, Korea, 158-756 RRN: 730226-1397010

Mr. Nam-Young Oh Na-B02 Usam Villa, 376-3 Gomae-ri, Gihung-eup, Yongin- si, Gyeonggi-do, Korea, 449-901 RRN: 690315-1482010

Total

Schedule C-1 (Purchase Price Allocation)

Schedule 1.34: Key Employees

Schedule 4.1: Delivery Details

Schedule 8.2: Options

Schedule 8.5: No Conflict

Schedule 8.6: Consents and Approvals

Schedule 8.7: Financial Statements

Schedule 8.9: Accounts Receivable

Schedule 8.10: Permits

Schedule 8.11: Absence of Certain Changes

Schedule 8.12: Customers, Distributors and Suppliers

Schedule 8.13: Related Party Transactions

Schedule 8.14: Litigation

Schedule 8.16(a): Material Contracts

Schedule 8.17(a): Intellectual Property

Schedule 8.18: Real Property

Schedule 8.19: Tangible Personal Property

Schedule 8.21(a): Encumbrances

Schedule 8.25: Insurance

Schedule 8.27: Product Liability and Product Warranty

Schedule 12.10: Assignment of Patents